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                                  EXHIBIT 99.4
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                                                                    EXHIBIT 99.4

                        1,131,168 SHARES OF COMMON STOCK
                           OFFERED PURSUANT TO RIGHTS
                         DISTRIBUTED TO SHAREHOLDERS OF
                     GLOBALSTAR TELECOMMUNICATIONS LIMITED

                                                                  March   , 1997

To Brokers, Dealers, Commercial Banks, Trust Companies and Other Nominees:

     We are enclosing the materials listed below in connection with the offering by Globalstar Telecommunications Limited (the "Company") of 1,131,168 shares of common stock, par value $1.00 per share (the "Common Stock"), of the Company, at a subscription price of $26.50 per share, pursuant to transferable subscription rights (the "Rights") distributed to holders of record of Common Stock as of the
close of business on March   , 1997 (the "Record Date"). The Rights are
described in the Prospectus and evidenced by a Subscription Certificate registered in your name or the name of your nominee.

     Each beneficial owner of Common Stock registered in your name or the name of your nominee is entitled to one (1) Right for each 8.84042 shares of Common Stock owned by such beneficial owner. No fractional Rights or cash in lieu thereof will be issued or paid.

     We are asking you to contact your clients for whom you hold Common Stock registered in your name or in the name of your nominee to obtain instructions with respect to the Rights.

     Enclosed are copies of the following documents:

          1.  The Prospectus;

          2.  Subscription Certificate(s) evidencing Rights;

          3.  The Instructions for Completing Subscription Certificates;

          4. A form of letter which may be sent to your clients for whose accounts you hold Common Stock registered in your name or in the name of your nominee, with space provided for obtaining such clients' instructions with regards to the Rights;

          5.  Notice of Guaranteed Delivery; and

          6. A return envelope addressed to The Bank of New York, Subscription Agent.

     YOUR PROMPT ACTION IS REQUESTED. THE RIGHTS WILL EXPIRE AT 5:00 P.M., NEW
YORK CITY TIME, ON APRIL   , 1997, UNLESS EXTENDED BY THE COMPANY.

     To exercise the Rights, properly completed and executed Subscription Certificates (unless the guaranteed delivery procedures are complied with) and payment in full for all Rights exercised must be delivered to the Subscription Agent as indicated in the Prospectus prior to 5:00 p.m., New York City time, on
April   , 1997.

     Additional copies of the enclosed materials may be obtained from W.F. Doring & Co., Inc., the Information Agent. The Information Agent's telephone number is (888) 330-5111.

                                      Very truly yours,

                                      GLOBALSTAR TELECOMMUNICATIONS LIMITED
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     NOTHING CONTAINED HEREIN OR IN THE ENCLOSED DOCUMENTS SHALL CONSTITUTE YOU
OR ANY OTHER PERSON AS AN AGENT OF GLOBALSTAR TELECOMMUNICATIONS LIMITED, THE INFORMATION AGENT OR THE SUBSCRIPTION AGENT, OR ANY OTHER PERSON MAKING OR DEEMED MAKING OFFERS OF THE COMMON STOCK ISSUABLE UPON VALID EXERCISE OF THE RIGHTS, OR AUTHORIZE YOU OR ANY OTHER PERSON TO MAKE ANY STATEMENTS ON BEHALF OF ANY OF THEM WITH RESPECT TO THE RIGHTS OFFERING EXCEPT FOR STATEMENTS MADE IN THE PROSPECTUS.